Exhibit 2.3

Execution Version

Dated March 10, 2014

CHIQUITA BRANDS INTERNATIONAL, INC.

and

FYFFES PLC

EXPENSES REIMBURSEMENT AGREEMENT

THIS AGREEMENT is made on March 10, 2014

BETWEEN:
CHIQUITA BRANDS INTERNATIONAL, INC.
a company incorporated in New Jersey
(hereinafter called “Chiquita”)

- and -

FYFFES PLC
a company incorporated in Ireland
with registered number 73342
having its registered office at
29 North Anne Street, Dublin 7, Ireland
(hereinafter called “Fyffes”)

RECITALS:

1.
Chiquita and Fyffes have agreed to combine on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and Fyffes and Chiquita have agreed to reimburse certain documented, specific and quantifiable third party costs and expenses incurred and to be incurred by the other Party, for the purposes of, in preparation for, or in connection with the Combination if the Transaction Agreement is terminated in certain circumstances.

2.
This Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by (i) Fyffes of certain expenses incurred and to be incurred by Chiquita for the purposes of, in preparation for, or in connection with the Combination and (ii) Chiquita of certain expenses incurred and to be incurred by Fyffes for the purposes of, in preparation for, or in connection with the Combination.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Agreed Form”, in relation to any document, the form of that document which has been initialed for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Chiquita”, shall have the meaning given to that term in the Preamble;

“Chiquita Alternative Proposal”, any bona fide proposal or bona fide offer made by any person for (i) the acquisition of Chiquita by takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Chiquita and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Chiquita’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Chiquita Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Chiquita as a result of which the holders of Chiquita Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Chiquita Cap”, shall have the meaning give to that term in Clause 3.1;

“Chiquita Recommendation”, the recommendation of the Chiquita Board that Chiquita Shareholders vote in favour of the adoption of the Transaction Agreement;

“Chiquita Reimbursement Payments”, shall have the meaning given to that term in Clause 3.1;

“Chiquita Shareholder Approval”, the adoption of the Transaction Agreement by the affirmative vote of a majority of the votes cast by Chiquita Shareholders entitled to vote thereon, as required by the New Jersey Business Corporation Act, at the Chiquita Shareholders Meeting;

“Chiquita Shareholders Meeting”, the meeting of the Chiquita Shareholders (and any adjournment thereof) for the purpose of obtaining the Chiquita Shareholder Approval;

“Chiquita Shareholders”, the holders of Chiquita Shares;

“Chiquita Shares”, the common shares of Chiquita, par value US$.01 per share;

“Chiquita Superior Proposal”, an unsolicited written bona fide Chiquita Alternative Proposal made by any person that the Chiquita Board determines in good faith (after consultation with Chiquita’s financial advisors and outside legal counsel) is more favourable to the Chiquita Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Chiquita Board considers to be appropriate (it being understood that, for purposes of the definition of “Chiquita Superior Proposal”, references to “25%” and “75%” in the definition of Chiquita Alternative Proposal shall be deemed to refer to “50%”);

“Combination”, the proposed acquisition by IrHoldco of Fyffes by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by IrHoldco of the aggregate Share Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Confidentiality Agreement”, the Reciprocal Confidentiality Agreement between Fyffes and Chiquita dated November 18, 2013, as it may be amended from time to time;

“Court Meeting”, the meeting or meetings of the Fyffes Shareholders (and any adjournment thereof) convened by order of the High Court of Ireland pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Delaware Sub”, CBII Holding Corporation, a Delaware corporation;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Fyffes and such other matters as Fyffes reasonably determines to be necessary for the purposes of implementing the Combination or, subject to the consent of Chiquita (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Combination;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Fyffes Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Fyffes”, shall have the meaning given to that term in the Preamble;

“Fyffes Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Chiquita or any person Acting in Concert with Chiquita pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Fyffes by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Fyffes and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Fyffes’ Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Fyffes Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Fyffes as a result of which the holders of Fyffes Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Fyffes Cap”, shall have the meaning given to that term in Clause 3.1;

“Fyffes Reimbursement Payments”, shall have the meaning given to that term in Clause 4.1;

“Fyffes Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Fyffes Shareholders, representing three-fourths (75%) or more in value of the Fyffes Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Fyffes Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Fyffes Shareholders”, the holders of Fyffes Shares;

“Fyffes Shares”, the ordinary shares of €0.06 each in the capital of Fyffes;

“Fyffes Superior Proposal”, an unsolicited written bona fide Fyffes Alternative Proposal made by any person that the Fyffes Board determines in good faith (after consultation with Fyffes’ financial advisors and outside legal counsel) is more favourable to the Fyffes Shareholders than the transactions contemplated by the Transaction Agreement, taking into account (i) any revisions to the terms of the transactions contemplated by the Transaction Agreement proposed by Chiquita in respect of such Fyffes Alternative Proposal in accordance with Clauses 5.3(d) and/or 5.3(e) of the Transaction Agreement and (ii) such financial, regulatory, legal and other aspects of such proposal as the Fyffes Board considers to be appropriate (it being understood that, for purposes of the definition of “Fyffes Superior Proposal”, references to “25%” and “75%” in the definition of Fyffes Alternative Proposal shall be deemed to refer to “50%”);

“IrHoldco”, Twombly One Limited, a company incorporated in Ireland and to be re-registered as a public limited company;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT  Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“Merger Parties”, IrHoldco, Delaware Sub and Merger Sub;

“Merger Sub”, Chicago Merger Sub, Inc., a New Jersey corporation;

“Panel”, the Irish Takeover Panel;

“Parties”, Fyffes, Chiquita and the Merger Parties and “Party” shall mean either Fyffes, on the one hand, or Chiquita or the Merger Parties whether individually or collectively, on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, European Union, foreign or supranational, national, federal, state or local governmental department, agency, instrumentality, commission, board, body, bureau, or other regulatory authority, including courts and other judicial bodies, or any public international organization, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, in each case, in any jurisdiction, including the Panel;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Combination pursuant to the Transaction Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Fyffes Board that Fyffes Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Panel Act”, the Irish Takeover Panel Act, 1997;

“Takeover Rules”, the Irish Takeover Panel Act, 1997, Takeover Rules, 2013;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes (including the Internal Revenue Service in the United States and the Irish Revenue Commissioners in Ireland and any similar state, local, or non-U.S. revenue agency);

“Transaction Agreement”, the transaction agreement dated March 10, 2014 by and among Chiquita, IrHoldco, Delaware Sub, Merger Sub and Fyffes;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010.

1.2	Construction

(a)
In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)
In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)
In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court,

official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)
In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)
In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

(h)	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement.

1.3	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.	Pre-condition

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	Chiquita Reimbursement

3.1
Subject to Chiquita announcing a firm intention to make the Combination and subject to the provisions of this Agreement, Fyffes agrees to reimburse Chiquita, if any Chiquita Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Chiquita, or on its behalf, for the purposes of, in preparation for, or in connection with the Combination, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Combination, legal, financial and commercial due diligence and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Chiquita Reimbursement Payments”); provided that the gross amount payable to Chiquita pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value attributable to the issued share capital of Fyffes that is the subject of the Combination (excluding, for the avoidance of doubt, any treasury shares and any interest in such share capital of Fyffes held by Chiquita or any Associate of Chiquita) as set out in the Rule 2.5 Announcement calculated based on the closing price of a Fyffes Share on the Business Day prior to the date of the occurrence of the Chiquita Payment Event (the “Chiquita Cap”). The amount payable by Fyffes to Chiquita under this Clause 3.1 will exclude (a) any amounts in respect of VAT incurred by Chiquita attributable to such third party costs to the extent that such amounts in respect of VAT are recoverable or creditable by Chiquita (or any member of the VAT Group of which Chiquita is a member) and (b) any amounts paid or payable by a Party in connection with the Financing, including amounts payable pursuant to Clause 7.8(b) of the Transaction Agreement. Upon Chiquita becoming entitled to a Chiquita Reimbursement Payment, Fyffes shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay a Chiquita Reimbursement Payment pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Chiquita or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

3.2	The “Chiquita Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)
by Chiquita for the reason that the Fyffes Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Chiquita), or proposes publicly to withdraw (or modify in any manner adverse to Chiquita), the Scheme Recommendation or, if applicable, the recommendation to the holders of the Fyffes Shares from the Fyffes Board to accept the Takeover Offer (unless, in either case, the reason for such withdrawal or modification was in response to an Intervening Event that constitutes a Chiquita Material Adverse Effect) or (B) approves, recommends, adopts or otherwise declares advisable, or proposes publicly to approve, recommend, adopt or otherwise declare advisable, any Fyffes Alternative Proposal (it being understood, for the avoidance of doubt, that (x) no “stop, look and listen” communication in and of itself shall, in and of itself, satisfy this Clause 3.2(a)(i)) and (y) the provision by Fyffes to Chiquita of notice or information in connection with a Fyffes Alternative Proposal or Fyffes Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 3.2(a)(i)); or

(ii)	by Fyffes, at any time prior to obtaining the Fyffes Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Fyffes Superior Proposal; or

(b)	all of the following occur:

(i)
prior to the Court Meeting, a Fyffes Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fyffes Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(b)(ii) (it being understood that, for purposes of this Clause 3.2(b)(i) and Clause 3.2(b)(iii) below, references to “25%” and “75%” in the definition of Fyffes Alternative Proposal shall be deemed to refer to “50%”); and

(ii)
the Transaction Agreement is terminated by either Fyffes or Chiquita for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; and

(iii)
a definitive agreement providing for a Fyffes Alternative Proposal is entered into within 9 months after such termination (regardless of whether such Fyffes Alternative Proposal is the same Fyffes Alternative Proposal referred to in Clause 3.2(b)(i)) and such Fyffes Alternative Proposal is consummated.

3.3	Each request by Chiquita for a Chiquita Reimbursement Payment shall be:

(a)	submitted in writing to Fyffes no later than 45 calendar days following the occurrence of any of the Chiquita Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for a Chiquita Reimbursement Payment; and

(c)
subject to satisfactory compliance with Clause 3.3(b) and the other provisions of this Agreement upon which a Chiquita Reimbursement Payment may be conditioned, satisfied in full by payment in full by Fyffes to Chiquita in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

3.4
If and to the extent that any relevant Tax Authority determines that any Chiquita Reimbursement Payment is consideration for a taxable supply and that Fyffes (or any member of a VAT Group of which Fyffes is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)
the amount payable by Fyffes by way of any Chiquita Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Chiquita Cap; and

(b)
to the extent that Fyffes has already paid an amount in respect of any Chiquita Reimbursement Payment which exceeds the amount described in Clause 3.4(a) above, Chiquita shall repay to Fyffes the portion of the Irrecoverable VAT in excess of the Chiquita Cap.

4.	Fyffes Reimbursement

4.1
Subject to Fyffes announcing a firm intention to effect the Scheme as part of the Combination and subject to the provisions of this Agreement, Chiquita agrees to reimburse Fyffes, if any Fyffes Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Fyffes, or on its behalf, for the purposes of, in preparation for, or in connection with the Combination, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Combination, legal, financial and commercial due diligence and engaging advisers to assist in the process (the payments provided for in this Clause 4.1, the “Fyffes Reimbursement Payments”); provided that the gross amount payable to Fyffes pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value attributable to the issued share capital of Chiquita that is subject to the Merger (excluding, for the avoidance of doubt, any treasury shares and any Chiquita Shares held by Fyffes or any Associate of Fyffes) as set out in the Rule 2.5 Announcement calculated based on the closing price of a Chiquita Share on the Business Day prior to the date of the occurrence of the Fyffes Payment Event (the “Fyffes Cap”). The amount payable by Chiquita to Fyffes under this Clause 4.1 will exclude (a) any amounts in respect of VAT incurred by Fyffes attributable to such third party costs to the extent that such amounts in respect of VAT are recoverable or creditable by Fyffes (or any member of the VAT Group of which Fyffes is a member) and (b) any amounts paid or payable by a Party in connection with the Financing, including amounts payable pursuant to Clause 7.8(b) of the Transaction Agreement. Upon Fyffes becoming entitled to a Fyffes Reimbursement Payment, Chiquita shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay a  Fyffes Reimbursement Payment pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Fyffes or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

4.2	The “Fyffes Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)
by Fyffes for the reason that the Chiquita Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Fyffes), or proposes publicly to withdraw (or modify in any manner adverse to Fyffes), the Chiquita Recommendation (unless the reason for such withdrawal or modification was in response to an Intervening Event that constitutes a Fyffes Material Adverse Effect) or (B) approves, recommends, adopts or otherwise declares advisable, or proposes publicly to approve, recommend, adopt or otherwise declare advisable, any Chiquita Alternative Proposal (it being understood, for the avoidance of doubt, that (x) no “stop, look and listen” communication in and of itself shall, in and of itself, satisfy this Clause 3.2(a)(i)) and (y) the provision by Chiquita to Fyffes of notice or information in connection with a Chiquita Alternative Proposal or Chiquita Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 4.2(a); or

(ii)	by Chiquita, at any time prior to obtaining the Chiquita Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Chiquita Superior Proposal; or

(b)	all of the following occur:

(i)
prior to the Chiquita Shareholders Meeting, a Chiquita Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Chiquita Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 4.2(b)(ii) (it being understood that, for purposes of this Clause 4.2(b)(i) and Clause 4.2(b)(iii) below, references to “25%” and “75%” in the definition of Chiquita Alternative Proposal shall be deemed to refer to “50%”); and

(ii)
the Transaction Agreement is terminated by either Chiquita or Fyffes for the reason that the Chiquita Shareholders Meeting shall have been completed and the Chiquita Shareholder Approval shall not have been obtained; and

(iii)
a definitive agreement providing for a Chiquita Alternative Proposal is entered into within 9 months after such termination (regardless of whether such Chiquita Alternative Proposal is the same Chiquita Alternative Proposal referred to in Clause 4.2(b)(i)) and such Chiquita Alternative Proposal is consummated.

4.3	Each request by Fyffes for a Fyffes Reimbursement Payment shall be:

(a)	submitted in writing to Chiquita no later than 45 calendar days following the occurrence of any of the Fyffes Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for a Fyffes Reimbursement Payment; and

(c)
subject to satisfactory compliance with Clause 4.3(b) and the other provisions of this Agreement upon which a Chiquita Reimbursement Payment may be conditioned, satisfied in full by payment in full by Chiquita to Fyffes in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

4.4
If and to the extent that any relevant Tax Authority determines that any Fyffes Reimbursement Payment is consideration for a taxable supply and that Chiquita (or any member of a VAT Group of which Chiquita is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)
the amount payable by Chiquita by way of any Fyffes Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Fyffes Cap; and

(b)
to the extent that Chiquita has already paid an amount in respect of any Fyffes Reimbursement Payment which exceeds the amount described in Clause 4.4(a) above, Fyffes shall repay to Chiquita the portion of the Irrecoverable VAT in excess of the Fyffes Cap.

5.	General

5.1
This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

5.2
Chiquita hereby irrevocably appoints McCann FitzGerald Solicitors as its authorised agent upon whom process may be served in any suit or proceeding arising out of or in connection with this Agreement, and agrees that service of process upon such agent to the following address:

Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland
For the attention of:  David Byers and Stephen FitzSimons,

shall constitute effective service of process upon Chiquita in any such suit or proceeding. Chiquita further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until all obligations of Chiquita under this Agreement have been satisfied or discharged.

5.3
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

5.4
Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Chiquita, to:

Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202
Fax:              +1 (513) 672-2658
Attention:       General Counsel

with copy to:

McCann FitzGerald Solicitors
Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland
Fax:              +353 1 829 0010
Attention:      David Byers

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Fax:              +1 (212) 735-2000
Attention:      David J. Friedman, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Fax:              +1 (312) 407-0411
Attention:      Peter C. Krupp, Esq.

(ii)	if to Fyffes, to:

Fyffes plc
29 North Anne Street
Dublin 7, Ireland
Fax:              +353 1 887 2755

Attention:      Seamus Keenan, Company Secretary

with copy to:

Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:              +353 1 618 0618
Attention:      Michael Meghen
                     Stephen Hegarty

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax:              +1 (212) 455-2502
Attention:      Mario A. Ponce
                     Elizabeth A. Cooper

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 5.4.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)
if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

5.5	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

5.6	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

5.7
Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

5.8	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this

Agreement; provided that for the avoidance of doubt, each Party understands and confirms that this Agreement shall not affect the obligations of each Party to pay costs and expenses as provided in Clause 10.12 of the Transaction Agreement.

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

SIGNED for and on behalf of
CHIQUITA BRANDS INTERNATIONAL, INC. by its
authorised signatory:

/s/ Edward F. Lonergan
Signature

Edward F. Lonergan
Print Name
Title: President and Chief Executive Officer

[Signature Page to Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

GIVEN under the common seal
of FYFFES PLC:

/s/ David McCann
Signature

David McCann
Print Name
Title: Chairman

/s/ Tom Murphy
Signature

Tom Murphy
Print Name
Title: Finance Director

[Signature Page to Expenses Reimbursement Agreement]